Exhibit 99.1

American States Water Company Announces
Fourth Quarter and Full Year 2024 Results
•$0.20 per share increase in recorded 2024 fourth quarter consolidated diluted EPS compared to fourth quarter of 2023, or a $0.14 per share increase as adjusted
•Fourth quarter recorded results reflect a $0.06 per share impact of retroactive rates related to the full year of 2023 and the nine months ended September 30, 2024 because of receiving the final decision in the electric utility general rate case
•AWR’s regulated utilities received CPUC decisions authorizing nearly $650 million in capital investments in connection with the utilities’ general rate cases
◦Water utility general rate case sets new rates for 2025-2027
◦Electric utility general rate case sets new rates for 2023-2026, retroactive to January 1, 2023
San Dimas, California, February 19, 2025…. American States Water Company (NYSE:AWR) today reported diluted earnings per share of $0.75 for the quarter ended December 31, 2024, as compared to diluted earnings per share of $0.55 for the quarter ended December 31, 2023, an increase of $0.20 per share, which includes the impact of the final decision in the electric general rate case recorded in the fourth quarter of 2024 that included retroactive new rates related to the full 2023 year and the second-year rate increases through the nine months ended September 30, 2024, which have been reflected in the 2024 fourth quarter results.

Fourth Quarter 2024 Results

The table below sets forth a comparison of the fourth quarter 2024 diluted earnings per share contribution recorded by business segment and the parent company with amounts recorded during the same period in 2023. Included in the consolidated fourth quarter 2024 results is a tax benefit of $5 million, or $0.13 per share, resulting from the final decision at AWR’s water utility subsidiary, Golden State Water Company (“GSWC”) discussed later. Consolidated fourth quarter 2024 results also reflect an unfavorable variance of $2.7 million, or $0.05 per share, resulting from lower gains generated on investments held to fund a retirement plan compared to the same period in 2023.

	Diluted Earnings per Share
	Three Months Ended
	12/31/2024	12/31/2023	CHANGE
Water	$0.52	$0.41	$0.11
Electric	0.13	0.07	0.06
Contracted services	0.11	0.12	(0.01)
AWR (parent)	(0.02)	(0.04)	0.02
Consolidated diluted earnings per share, as recorded (GAAP)	$0.75	$0.55	$0.20
Adjustment to GAAP measure:
Impact of retroactive rates related to the full year of 2023 and the nine months ended September 30, 2024 from the final decision in the electric general rate case recorded in the fourth quarter of 2024	(0.06)	—	(0.06)
Consolidated diluted earnings per share, as adjusted (Non-GAAP)	$0.69	$0.55	$0.14
Electric diluted earnings per share, as adjusted (Non-GAAP)	$0.07	$0.07	$—
Note: Certain amounts in the table above may not foot or crossfoot due to rounding.

Water Segment:
On January 30, 2025, the California Public Utilities Commission (“CPUC”) issued a final decision in connection with GSWC’s recent general rate case that, among other things, adopted a settlement agreement between GSWC and the Public Advocates Office at the CPUC, which excluded from customer rates certain excess deferred income tax balances generated by activities outside of ratemaking that were previously recorded as regulatory liabilities as a result of the 2017 Tax Cuts and Jobs Act that reduced the corporate income tax rate from 35% to 21%. Because of the final CPUC decision, GSWC recorded the tax benefit of $5 million, or $0.13 per share, during the fourth quarter of 2024 to reflect a change in estimate that decreased its regulatory liabilities associated with excess deferred income tax balances as of December 31, 2024.

For the three months ended December 31, 2024, recorded diluted earnings from the water utility segment were $0.52 per share, as compared to $0.41 per share for the same period in 2023, an increase of $0.11 per share, which was due largely to the following items:

•An increase in water operating revenues of approximately $5.1 million largely as a result of the third-year rate increases from the prior rate case that went into effect on January 1, 2024, as well as an increase in GSWC’s return on rate base in 2024 compared to 2023 resulting from the final cost of capital proceeding received in June 2023 that allowed for the continuation of the Water Cost of Capital Mechanism.

•An increase in water supply costs of $1.1 million, which consist of purchased water, purchased power for pumping, groundwater production assessments and changes in the water supply cost balancing accounts. During 2024 and 2023, actual water supply costs were tracked and passed through to customers on a dollar-for-dollar basis by way of the CPUC-approved water supply cost balancing accounts. The increase in water supply costs results in a corresponding increase in water operating revenues and has no net impact on the water segment’s profitability.

•An overall increase in operating expenses of $2.2 million (excluding supply costs) due primarily to increases in (i) overall labor costs, (ii) maintenance expense due to timing, and (iii) depreciation and amortization expenses as well as property taxes, both of which are impacted by the increasing capital expenditures and are reflected and recovered in customer rates. These increases were partially offset by an overall decrease in other operation-related expenses primarily due to a reduction of $2.0 million as a result of receiving the final decision in the recent water general rate case that authorized the recovery of previously incurred operation-related costs that were being tracked in CPUC-authorized memorandum accounts and which became probable of future recovery.

•An increase in interest expense (net of interest income) of $1.2 million resulting primarily from an increase in interest rates and overall total borrowing levels to support, among other things, the capital expenditure programs at GSWC, as well as a decrease in interest income earned on regulatory assets compared to the same period in 2023.

•An overall decrease in other income (net of other expense) of $2.5 million due largely to lower gains generated on investments held to fund one of the company's retirement plans for the quarter ended December 31, 2024 as compared to the same period in 2023 as previously discussed.

•An overall decrease in the effective income tax rate due to (i) a tax benefit of $5 million, or $0.13 per share, discussed previously, and (ii) changes in certain flowed-through income taxes and permanent items included in GSWC’s income tax expense for the quarter ended December 31, 2024 as compared to 2023 that favorably impacted the water segment's earnings. As a regulated utility, GSWC treats certain temporary differences as being flowed-through in computing its income tax expense consistent with the income tax method used in its CPUC-jurisdiction rate making. Changes in the magnitude of flowed-through items either increase or decrease tax expense, thereby affecting diluted earnings per share.

•A decrease in earnings of approximately $0.01 per share due to the dilutive effects from the issuance of equity under AWR’s At-the-Market (“ATM”) offering program. Under the program, AWR may offer and sell its Common Shares, with an aggregate gross offering price of up to $200 million, from time to time at its sole discretion. Through December 31, 2024, AWR has sold 1,145,219 Common Shares through this ATM offering program.

Electric Segment:
Diluted earnings recorded from the electric utility segment were $0.13 per share for the three months ended December 31, 2024, as compared to $0.07 per share for the same period in 2023, an increase of $0.06 per share. On January 16, 2025, the CPUC adopted a final decision in connection with Bear Valley Electric Service, Inc.’s (“BVES’s”) general rate case proceeding that set new rates for 2023 – 2026, with new electric rates retroactive to January 1, 2023. As a result of receiving the final decision, the impact from retroactive rates totaling $0.06 per share for the full year of 2023 and from the second-year rate increases related to the nine months ended September 30, 2024 have been reflected in the 2024 fourth quarter results.
Excluding the impact from retroactive rates recorded in the fourth quarter of 2024 discussed above, adjusted diluted earnings for the fourth quarter of 2024 at the electric segment were $0.07 per share, which is comparable to the adjusted and recorded diluted earnings recorded for the same period in 2023. The increase in recorded revenues was largely offset by higher operating expenses and interest costs to support, among other things, BVES’s wildfire mitigation plans including investing in capital all of which is dedicated to improving the system safety and reliability for the community it serves.
The new electric rates are expected to go into effect on March 1, 2025. Within 90 days from the effective date of the final decision, BVES will also file for recovery of retroactive amounts accumulated related to the new rates, as well as recovery of incremental operating costs incurred prior to 2023 in connection with BVES’s wildfire mitigation plans that were being tracked in memorandum accounts.
Contracted Services Segment:
Diluted earnings from the contracted services segment decreased $0.01 per share for the fourth quarter of 2024 as compared to the same period in 2023, largely due to an increase in overall operating expenses some of which was due to timing, partially offset by an increase in management fee revenues due to the operation of the water and wastewater contracts at the new bases (Naval Air Station Patuxent River and Joint Base Cape Cod), as well as the successful resolution of economic price adjustments at the legacy bases.
AWR (Parent):
For the fourth quarter of 2024, diluted losses from AWR (parent) decreased $0.02 per share compared to 2023 due primarily to lower interest expense resulting from lower short-term borrowings made under AWR’s revolving credit facility.

Full Year 2024 Results
•$0.19 per share decrease in recorded full year 2024 consolidated diluted EPS compared to full year 2023, or $0.32 per share increase as adjusted
◦Full year 2023 recorded results include the impact of retroactive rates of $0.38 per share related to the full year of 2022 due to receiving a final decision in the prior water utility general rate case.
◦Full year 2023 recorded results also include a net favorable variance of $0.13 per share resulting from the reversal of revenues subject to refund previously recorded in 2022 of $0.13 per share following the receipt of a final decision in the cost of capital proceeding in June 2023.
The table below sets forth a comparison of the diluted earnings per share contribution by business segment and for the parent company as recorded during the years ended December 31, 2024 and 2023.

	Diluted Earnings per Share
	Year Ended
	12/31/2024	12/31/2023	CHANGE
Water	$2.51	$2.77	$(0.26)
Electric	0.21	0.20	0.01
Contracted services	0.55	0.50	0.05
AWR (parent)	(0.10)	(0.10)	—
Consolidated fully diluted earnings per share, as reported (GAAP)	$3.17	$3.36	$(0.19)
Adjustments to GAAP measure:
Impact of retroactive rates related to the full year of 2022 from the final decision in the water general rate case*	—	(0.38)	0.38
Impact related to the final cost of capital decision*	—	(0.13)	0.13
Consolidated diluted earnings per share, as adjusted (Non-GAAP)*	$3.17	$2.85	$0.32
Water diluted earnings per share, as adjusted (Non-GAAP)*	$2.51	$2.26	$0.25
Note: Certain amounts in the table above may not foot or crossfoot due to rounding.
* All adjustments to 2023’s recorded diluted earnings per share relate to the water segment. The water segment’s adjusted earnings for 2023 exclude both the impact of the final decision in the water general rate case that included retroactive rates related to the full year of 2022 and the impact of reversing previously recorded estimated 2022 revenues subject to refund as a result of the final cost of capital decision issued in June 2023 that made all adjustments to rates prospective. Both adjustments are shown separately in the table above.
For the year ended December 31, 2024, AWR’s recorded consolidated diluted earnings were $3.17 per share, as compared to $3.36 per share for 2023, a decrease of $0.19 per share, which includes: (i) the impact from the final decision in the water general rate case recorded in 2023 that included retroactive new rates related to the full 2022 year of $0.38 per share, and (ii) the impact of the final cost of capital decision that resulted in the reversal during the year ended December 31, 2023 of estimated revenues subject to refund recorded in 2022 of $6.4 million, or $0.13 per share.

Excluding the two items from 2023 discussed above, AWR’s adjusted consolidated diluted earnings were $2.85 per share for 2023 as compared to adjusted and recorded diluted earnings of $3.17 per share for 2024, an adjusted increase of $0.32 per share, largely generated from the water segment, which included a tax benefit of $5 million, or $0.13 per share, as discussed previously in the quarterly results. AWR’s consolidated diluted earnings in 2024 were negatively impacted by approximately $0.04 per share due to the dilutive effects from the issuance of equity under AWR’s ATM offering program also previously discussed in the quarterly results.

For more details on the full year 2024 results, please refer to the company’s Form 10-K filed with the Securities and Exchange Commission.

Dividends
On February 4, 2025, AWR’s Board of Directors approved a 2025 first quarter dividend of $0.4655 per share on AWR’s Common Shares. Dividends on the Common Shares will be paid on March 3, 2025 to shareholders of record at the close of business on February 18, 2025. AWR has paid common dividends every year since 1931, and has increased the dividends received by shareholders each calendar year for 70 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. AWR’s quarterly dividend rate has grown at a compound annual growth rate (“CAGR”) of 8.8% over the last five years through 2024 and has achieved a 10-year CAGR of 8.0% in its calendar year dividend payments through 2024. AWR's current policy is to achieve a CAGR in the dividend of more than 7% over the long-term.

Non-GAAP Financial Measures
This press release includes a discussion on AWR’s operations in terms of diluted earnings per share by business segment and AWR (parent), which is each business segment’s earnings divided by the company’s weighted average number of diluted common shares. The impact of retroactive rates related to the full year of 2023 and from the second-year rate increases related to the nine months ended September 30, 2024 recorded during the fourth quarter of 2024 resulting from the final decision in the electric general rate case has been excluded in the analysis when communicating AWR’s consolidated and electric segment results for the quarters ended December 31, 2024 and 2023. In addition, the impact (i) of retroactive rates related to the full year of 2022 recorded during the year ended December 31, 2023 resulting from the final decision in the water general rate case approved in June 2023, and (ii) from the reversal of revenues subject to refund recorded in 2022 due to a change in estimates recorded in 2023 following the receipt of a final cost of capital decision in June 2023 have been excluded in the analysis when communicating AWR’s consolidated and water segment results for the years ended December 31, 2024 and 2023. These adjustments have been excluded in the analyses to help facilitate comparisons of the company’s performance from period to period. All of these measures are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute “non-GAAP financial measures” under Securities and Exchange Commission rules, which supplement our GAAP disclosures but should not be considered as an alternative to the respective GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants.

The company uses earnings per share by business segment as an important measure in evaluating its operating results and believes this measure is a useful internal benchmark in evaluating the performance of its operating segments. The company reviews this measurement regularly and compares it to historical periods and to the operating budget. The company has provided the computations and reconciliations of diluted earnings per share from the measure of net income (loss) by business segment to AWR’s consolidated fully diluted earnings per share in this press release.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “may,” “should” and similar phrases and expressions, and variations or negatives of these words. They are not guarantees or assurances of any outcomes, financial results, levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors, including those described in greater detail in the company’s filings with the SEC, particularly those described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are encouraged to review the company’s filings with the SEC for a more complete discussion of risks and other factors that could affect any forward looking statements. The statements made herein speak only as of the date of this press release and except as required by law, the company does not undertake any obligation to publicly update or revise any forward-looking statement.

Conference Call
Robert Sprowls, president and chief executive officer, and Eva Tang, senior vice president and chief financial officer, will host a conference call to discuss these results at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) on Thursday, February 20, 2025. There will be a question and answer session as part of the call. Interested parties can listen to the live conference call and view accompanying slides on the internet at www.aswater.com. The call will be archived on the website and available for replay beginning February 20, 2025 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through February 27, 2025.

About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in nine states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 264,600 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,900 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on twelve military bases throughout the country under 50-year privatization contracts with the U.S. government and one military base under 15-year contract.

CONTACT:	Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707

American States Water Company
Consolidated

	Comparative Condensed Balance Sheets
(in thousands)	December 31, 2024	December 31, 2023
Assets
Net Property, Plant and Equipment	$2,099,625	$1,892,280
Other Property and Investments	50,418	42,932
Current Assets	233,346	205,978
Other Assets	116,820	104,932
Total Assets	$2,500,209	$2,246,122
Capitalization and Liabilities
Capitalization	$1,560,433	$1,351,664
Current Liabilities	285,525	166,623
Other Credits	654,251	727,835
Total Capitalization and Liabilities	$2,500,209	$2,246,122

	Condensed Statements of Income
	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share amounts)	2024	2023	2024	2023
	(unaudited)
Operating Revenues
Water	$92,678	$87,622	$417,410	$433,473
Electric	21,697	11,144	51,645	41,832
Contracted services	28,723	26,414	126,404	120,394
Total operating revenues	143,098	125,180	595,459	595,699

Operating Expenses
Water purchased	18,486	17,274	74,274	72,864
Power purchased for pumping	3,676	3,315	15,025	12,829
Groundwater production assessment	6,502	5,662	24,145	20,850
Power purchased for resale	3,328	3,437	11,630	13,275
Supply cost balancing accounts	(4,341)	(3,008)	(1,894)	12,118
Other operation	9,941	10,010	41,318	40,271
Administrative and general	27,907	22,241	100,941	88,273
Depreciation and amortization	11,306	10,758	43,647	42,403
Maintenance	9,776	3,192	20,255	14,218
Property and other taxes	6,929	6,162	27,091	24,046
ASUS construction	10,895	11,358	54,544	57,912
Gain on sale of assets	—	(100)	—	(100)
Total operating expenses	104,405	90,301	410,976	398,959

Operating income	38,693	34,879	184,483	196,740

Other Income and Expenses
Interest expense	(11,165)	(10,862)	(50,382)	(42,762)
Interest income	1,972	1,624	7,874	7,416
Other, net	1,297	2,883	7,466	5,126
Total other income and expenses, net	(7,896)	(6,355)	(35,042)	(30,220)

Income Before Income Tax Expense	30,797	28,524	149,441	166,520
Income tax expense	2,362	8,096	30,173	41,599
Net Income	$28,435	$20,428	$119,268	$124,921

Weighted average shares outstanding	37,945	36,981	37,464	36,976
Basic earnings per Common Share	$0.75	$0.55	$3.17	$3.37

Weighted average diluted shares	38,076	37,085	37,583	37,077
Fully diluted earnings per Common Share	$0.75	$0.55	$3.17	$3.36

Dividends paid per Common Share	$0.4655	$0.4300	$1.7910	$1.6550

Computation and Reconciliation of Non-GAAP Financial Measure (Unaudited)
Below are the computation and reconciliation of diluted earnings per share from the measure of net income (loss) by business segment (as disclosed in Note 17 to the consolidated financial statements included in the company’s 2024 Annual Report on Form 10-K), to AWR’s consolidated fully diluted earnings per share for the three and twelve months ended December 31, 2024 and 2023.

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	Q4 2024	Q4 2023	Q4 2024	Q4 2023	Q4 2024	Q4 2023	Q4 2024	Q4 2023	Q4 2024	Q4 2023
Net income (loss)	$19,908	$15,119	$5,088	$2,449	$4,296	$4,405	$(857)	$(1,545)	$28,435	$20,428
Weighted Average Number of Diluted Shares	38,076	37,085	38,076	37,085	38,076	37,085	38,076	37,085	38,076	37,085
Diluted earnings (loss) per share	$0.52	$0.41	$0.13	$0.07	$0.11	$0.12	$(0.02)	$(0.04)	$0.75	$0.55

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023
Net income (loss)	$94,463	$102,708	$7,754	$7,479	$20,642	$18,596	$(3,591)	$(3,862)	$119,268	$124,921
Weighted Average Number of Diluted Shares	37,583	37,077	37,583	37,077	37,583	37,077	37,583	37,077	37,583	37,077
Diluted earnings (loss) per share	$2.51	$2.77	$0.21	$0.20	$0.55	$0.50	$(0.10)	$(0.10)	$3.17	$3.36
Note: Certain amounts in the tables above may not foot or crossfoot due to rounding.